Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Goals, Strategies, and Risks” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 39 to the Registration Statement (Form N-1A, No. 33-18516) of Franklin Mutual Series Funds and to the incorporation by reference of our reports dated February 17, 2009 on Mutual Beacon Fund, Mutual Financial Services Fund, Mutual Qualified Fund, Mutual Shares Fund, Mutual Discovery Fund, and Mutual European Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 24, 2009